UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2020

Commission File Number: 000-21990

Mateon Therapeutics, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

29397 Agoura Road Suite 107, Agoura Hills, CA 91301

(Address of principal executive offices)

(605) 635-7000

(Registrant’s Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2020, William D. Schwieterman, a member of the Board of Directors (the “Board”) of Mateon Therapeutics, Inc. (the “Company”), notified the Company of his resignation as a director, effective immediately. Mr. Schwieterman indicated that due to his current work obligations, he would be unable to give the proper time and attention to his service as a director of the Company’s Board. Mr. Schweiterman did not express any disagreements with the operations, policies or practices of the Company on any matters.

On January 22, 2020, David Diamond, CPA, agreed to join the Board of the Company, and fill the vacancy created by Mr. Schwieterman’s resignation, on terms that are yet to be finalized.

Mr. Diamond provides strategic guidance and operational oversight to CEOs and Board Directors in the Life Sciences industry. David has significant experience assisting management teams and board directors with capital financing and strategic business planning nationally and internationally. David has built strong relationships with Wall Street Bankers. He is the National Life Sciences and Technology Practice Lead at Mayer Hoffman McCann P.C. a national CPA firm. He has over 30 years of experience in both public accounting and industry. He is an active CPA and a former auditor. He was a Board member for Kreston International ($2 billion CPA network) for seven years and a San Diego Venture Group board member for seven years and was a Founding Member of UCSD Connect. He is a Certified Director in Corporate Governance from UCLA Anderson Graduate School of Management and a CPA in USA, Israel and South Africa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATEON THERAPEUTICS, INC.

Date: January 22, 2020	By:	/s/ Vuong Trieu
Vuong Trieu
Chief Executive Officer